Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Ardagh Metal Packaging S.A. of our report dated February 24, 2021 relating to the financial statements and effectiveness of internal control over financial reporting of Ardagh Group S.A., which appears in the Ardagh Group S.A. Annual Report on Form 20-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers

Dublin, Ireland

September 1, 2021